                           SCHEDULE 14A INFORMATION



          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                 ALPNET, Inc.
               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                 ALPNET, INC.

                     4460 South Highland Drive, Suite #100
                        Salt Lake City, Utah  84124-3543

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 20, 1998


To the Shareholders of ALPNET, Inc.:

     Notice is hereby given that the Annual Meeting of the Shareholders of ALPNET, Inc. (the "Company"), will be held on Wednesday, May 20, 1998, at 1:30 p.m., Pacific Daylight Time, Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, CA, for the following purposes:

1.   To elect directors for the terms specified in the enclosed Proxy Statement;

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1998;

3. To approve an increase in the number of shares reserved for issuance under the Company's 1983 Non-Statutory Stock Option Plan by 1,000,000 shares; and

4.   To transact any other business which may properly come before the meeting.

     Only the shareholders of record at the close of business on March 13, 1998 are entitled to receive notice of and to vote at the meeting and any adjournments thereof. A list of shareholders as of such date will be available for examination by any shareholder for any appropriate purpose relating to the meeting, at the offices of the Company, for ten days prior to May 20, 1998.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

                                              By Order of the Board of Directors



                                                                 D. Kerry Stubbs
                                                                       Secretary


Salt Lake City, Utah
March 30, 1998



     IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY MARK, SIGN, DATE and RETURN the accompanying form of proxy in the enclosed self-addressed envelope. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person. The proxy may be revoked at any time prior to its exercise in the manner described in the Proxy Statement.

                                 ALPNET, INC.

                     4460 South Highland Drive, Suite #100
                        Salt Lake City, Utah  84124-3543

                                 March 30, 1998

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of ALPNET, Inc. (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, CA, on Wednesday, May 20, 1998, at 1:30 p.m., Pacific Daylight Time, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy will be first sent or given to shareholders on or about April 6, 1998.

     Your vote is important. Accordingly, you are urged to sign and return the enclosed proxy whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

     ANY SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT ANY TIME BEFORE IT IS VOTED BY NOTIFYING THE SECRETARY OF THE COMPANY, IN WRITING, OF THE REVOCATION, OR BY DULY EXECUTING ANOTHER PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND EXPRESSING A DESIRE TO VOTE HIS OR HER SHARES IN PERSON.

     The cost of this solicitation will be borne by the Company. The Company will use its own employees to assist in the solicitation of proxies. Although there is no formal agreement to do so, the Company may also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                               VOTING SECURITIES
                               -----------------

     The Company's authorized capital stock consists of 40 million shares of no par value Common Stock and 2 million shares of Preferred Stock. As of March 13, 1998 (the "Record Date"), shares which are entitled to vote at the meeting include: (i) 23,344,815 shares of Common Stock; and (ii) 87,339 shares of series D Preferred Stock which have voting rights as if the preferred shares had been converted to common shares at the ratio of nine common shares for each preferred share, for a total equivalent number of 786,051 common shares. Only those shareholders of record at the close of business on the Record Date will be entitled to vote. Each shareholder of Common Stock will be entitled to one vote for each common share owned. The shareholder of series D Preferred Stock will be entitled to nine votes for each series D preferred share owned. The affirmative vote of a majority of shares represented at the meeting will be the act of the shareholders. Unless contrary instructions are given, all shares represented by the persons named in the enclosed form of proxy will be voted "FOR" each of the proposals, and otherwise in the discretion of any of the persons acting as proxies for such other business as may properly come before the meeting.


                            PRINCIPAL SHAREHOLDERS
                            ----------------------

     The following table sets forth, as of March 13, 1998, the beneficial ownership of the Company's Common Stock and Common Stock equivalents by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, and (ii) all directors and executive officers as a group. Detailed information regarding voting securities beneficially owned by directors and director nominees is disclosed under Election of Directors, below. The information shown below was furnished to the
---------------------
Company by the respective persons listed.


                                    Shares of
                                   Common Stock
                                  and Equivalents            Percent of
                                    Beneficially            Common Stock
        Name and Address            Owned as of            and Equivalents
        of Beneficial Owner    March 13, 1998 (1) (2)    Outstanding (1) (2)
       ----------------------------------------------------------------------

        H. F. Boeckmann, II        5,106,724/(3)/               21.9%
         15505 Roscoe Boulevard
         North Hills, CA 91343

        Michael F. Eichner         1,325,000/(4)/                5.5%
         69A Parkhall Road
         West Dulwich
         London SE21 8EX
         United Kingdom

        Gruber & McBaine Capital   1,220,000                     5.2%
         Management, LLC
         50 Osgood Place
         San Francisco, CA 94133

        All executive officers     2,339,971/(5)/                9.7%
         and directors as a group
         (5 persons)
         --------------

(1) The persons named in this table have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table. The number of shares and the percentages indicated in the table have been computed assuming that each shareholder has exercised all available options to acquire Common Stock and has converted all Preferred Stock to Common Stock and that no other shareholder has made the same exercise or conversion, thus indicating the maximum number and percentage of share ownership possible. The Preferred Stock has voting rights as if the Preferred Stock has been converted to Common Stock, at the ratio of nine common shares for each preferred share of series D Preferred Stock.
     Holders of the Preferred Stock have these voting rights even if the Preferred Stock is never converted to Common Stock.

(2) These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the Company's Stock Option Plans which are not exercisable within 60 days of March 13, 1998.

(3) Includes 44,750 shares of Common Stock owned by Mr. Boeckmann's immediate family, as to which he disclaims beneficial ownership.

(4) Includes 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 13, 1998.

(5)  Includes: (i) 1,553,920 shares of Common Stock issued and outstanding; and
     (ii) 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 13, 1998.



                             ELECTION OF DIRECTORS
                             ---------------------
                               (Proposal No. 1)
                               ----------------

     At the meeting, seven directors are to be elected to hold office for one year or until their successors shall be elected and qualified or until they resign. Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election of the persons identified as nominees for director in the table below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve. The election of each director requires the affirmative vote of not less than a majority of the issued and outstanding Common Stock and Preferred Stock represented and entitled to vote at the meeting. Each share of Common Stock will be entitled to one vote for each director and each share of series D Preferred Stock will be entitled to nine votes for each director.

     No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was nominated or is to be elected as a director or officer.

     The Board of Directors recommends a vote "FOR" each of the nominees for Director of the Company.


      INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTOR

     The following table sets forth the name and age of each nominee, the position and office with the Company held by each nominee, the year each first became a director, and the beneficial ownership of stock in the Company of each. The information below the table sets forth the principal occupation, employment and business experience of each nominee for the past five years.



                                                                       Shares of
                                                                     Common Stock
                                                                    and Equivalents             Percent of
                                               First               Beneficially Owned          Common Stock
Name, Address                                  Became                     As of               and Equivalents
and Position                   Age           a Director         March 13, 1998/(1)//(2)/   Outstanding/(1)//(2)/
-----------------------------------------------------------------------------------------------------------------
Nominees for Director

Michael F. Eichner             52               1988                1,325,000/(3)/                  5.5%
  69A Parkhall Road
  West Dulwich
  London  SE21 8EX
  United Kingdom
  Chairman and Director

Jaap van der Meer              43               1996                1,003,246                       4.3%
  Havengebouw
  De Ruyterkade 7
  1013 AA Amsterdam
  The Netherlands
  President, Director

John W. Wittwer                52               1993                        0                         0
  4460 South Highland Drive
  Suite #100
  Salt Lake City, UT  84124
  Executive Vice President,
  Director

James R. Morgan                51               1997                        0                         0
  1273 North Nola Drive                    (Former director
  Centerville, UT 84014                      1990 - 1995)

Donald N. Reeves               61               1997                    1,725                         *
  3361 N. Calle Tortosa
  Tucson, AZ 85750

Jacqueline M. Simkin           55           New Nominee                 2,000                         *
  Apt. Ph-01, 9 Island Avenue
  Miami Beach, FL 33139

Herwig M. Langohr              54           New Nominee                     0                         0
  23 Rue Marechal Foche
  F-77780 Bourron Marlotte
  France

_____________________

*    Less than 1%

(1) The persons named in this table have sole voting power with respect to all shares of Common Stock and Common Stock equivalents beneficially owned by them, subject to joint tenancy and community property laws, where applicable, and the information contained in the notes to this table. The number of shares and the percentages indicated in the table have been computed assuming that each director or nominee has exercised all available options to acquire Common Stock and has converted all Preferred Stock to Common Stock and that no other shareholder has made the same exercise or conversion, thus indicating the maximum number and percentage of share ownership possible.

(2) These amounts do not include shares reserved for issuance pursuant to exercise of stock options granted under the Company's Stock Option Plans which are not exercisable within 60 days of March 13, 1998.

(3) Includes 786,051 shares of Common Stock issuable upon the exercise of the right to convert series D Preferred Stock which right is exercisable within 60 days of March 13, 1998.


MICHAEL F. EICHNER. Mr. Eichner has served as a director of the Company since May 1988 and is currently the Chairman of the Board of Directors. He was serving as Executive Chairman of Interlingua TTI Group Ltd. of London England (then the largest translation Company in Europe) from 1985 until March 1988 when Interlingua was acquired by ALPNET, Inc. He joined Interlingua in 1978 and served as its Managing Director until 1984 when Interlingua merged with TTI Group and he assumed the position of Executive Chairman. Mr. Eichner is also Chairman of Eurosis Group P.L.C. of London, England, a company involved in providing leased equipment and personnel to the international conference and meetings industry.

JAAP VAN DER MEER. Mr. Van der Meer has served as a director since May 1996 and as President of ALPNET since August 1997. Mr. Van der Meer joined the Company in September 1995 assuming responsibilities for strategic development and worldwide sales and marketing. Before Mr. Van der Meer joined ALPNET, he was the CEO of the INK Network, a leading international translation/localization company. Mr. Van der Meer founded INK in 1980 and he and his partners sold the company to R.R. Donnelley & Sons Company in 1993. At the end of 1994, Mr. Van der Meer left Donnelley to pursue his interests in combining telecommunications with language services and worked on various consultancy projects before joining ALPNET. Mr. Van der Meer received a degree in linguistics and literature at the University of Amsterdam.

JOHN W. WITTWER. Mr. Wittwer is one of the founders of the Company and has served as a director of the Company since May 1993. He is currently serving as Executive Vice President and U.S. Country Manager and is chairman of the ALPNET Management Board. He has been employed by the Company since 1982 serving in various positions including Vice President of Finance and Administration, Director of Administration, Chief Executive Officer, Treasurer and Chief Financial and Accounting Officer and he is a Certified Public Accountant.

JAMES R. MORGAN. Mr. Morgan is an attorney currently serving as an officer and director of a closely-held private venture capital firm. Mr. Morgan previously served as a director of the Company from May 1990 to December 1995 and as Chairman of the Board from May 1993 to December 1995. He was re-elected to the Board in May 1997. From March 1987 to September 1995, Mr. Morgan was an officer of NFT Ventures, Inc., a private investment company which was a principal shareholder of the Company. Prior to his affiliation with NFT Ventures, Inc. and its related companies, Mr. Morgan was a founder and director of a real estate syndication firm from 1983 to 1987. From December of 1979 through June 1983, he was employed by CFS Financial Corporation serving in the General Counsel's office. From 1974 through 1979, he maintained a private law practice. Mr. Morgan holds a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

DONALD N. REEVES. Mr. Reeves, who was appointed as a director in August 1997, retired in 1996 as Senior Vice President of Technology Implementation with R.R. Donnelley & Sons Company. During his 38-year career with R.R. Donnelley, he was president of several divisions including Telecommunications, Electronic Graphics, and Financial Printing. During this time, Mr. Reeves also structured acquisitions of key translation and localization companies.

JACQUELINE M. SIMKIN. Ms. Simkin has been Chairwoman and Chief Executive Officer of Simkin Management, Inc. since 1996 and Co-Chairwoman and Co-Chief Executive Officer of the Denver Brick Company from 1994 to February 1998. Since February 1998, she has been Co-Chairwoman of The Denver Brick Company. She has also been an advisor to the Board of Directors of Thompson's Pet Pasta Products, Inc. from 1994 to the present. For more than the past five years she has been a private investor in both public and privately held companies.

HERWIG M. LANGOHR. Mr. Langohr is Professor of Finance and Banking at INSEAD (Fountainbleu, France), which he joined in 1976, specializing in corporate finance and financial services. He also taught at The Wharton School (1982-83), The Darden School (1991-92) and the Universitat Konstanz in Germany (1992). Mr. Langohr was Associate Dean, MBA and member of the Executive Committee at INSEAD from 1992-95. He joined the Board of Directors of INSEAD Research and Development in 1996 and the Board of Kredietbank n.v. (Brussels) in 1997. He has been a Visiting Scholar at the Board of Governors of the Federal Reserve System (1982-83) and advisor to the Services of the Prime Minister of the Belgian Government (1978-79). He is a regular consultant in corporate finance and business strategy. Mr. Langohr, who is a Belgian citizen and French resident, holds MBA and DBA degrees from Indiana University (1978) and a Doctor of Law degree from the K.U. Leuven (Belgium 1967).


                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

     The Board of Directors has the responsibility of establishing broad corporate policies and overseeing the overall performance of the Company. Regular meetings of the Board of Directors are held each quarter, and special meetings are scheduled when required. There were four regular meetings and one special meeting of the Board of Directors during 1997. All directors attended all of the regular meetings and the special meeting.

     The Company has a standing Audit Committee of the Board of Directors which is currently comprised of Messrs. Eichner and Morgan. The principal functions of the Audit Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements; to review the Company's internal accounting policies and controls; to review with the independent public accountants the scope and content of their audit and their recommendations and comments with respect to internal controls and accounting systems; and to reinforce the independence of the independent public accountants. During 1997, the Audit Committee held one meeting.

     The Company also has a standing Compensation Committee, currently comprised of Messrs. Eichner, Morgan and Reeves. The functions of the Compensation Committee include reviewing and making recommendations concerning the compensation of executive officers, the granting of stock options to employees, and the compensation policies of the Company. The Compensation Committee held one meeting in 1997.


                           COMPENSATION OF DIRECTORS

     During 1997, the chairman was paid $7,500 each quarter and non-employee members of the Board of Directors were paid a quarterly fee of $2,000. In total, $39,000 of directors' fees were paid in 1997. In addition, in 1997 each of the non-employee directors (Messrs. Eichner, Morgan, and Reeves) were granted options to purchase 30,000 shares of Common Stock under the terms of the 1996 Executive Stock Option Plan (see "Compensation Pursuant to Plans" elsewhere in this Proxy Statement). These options have an exercise price of $1.41 per share with vesting dates of June 1, 1999 and 2000. Directors who are also employees of the Company did not receive any compensation related specifically to their service on the Board.


                         CERTAIN SIGNIFICANT EMPLOYEES

     In addition to the directors who also serve as officers, the Company has certain significant employees who are engaged in management positions in its international operations, as follows:


     RAYMOND J. KING, 41. Country Manager of ALPNET U.K. - South. Mr. King obtained his Bachelor of Arts degree in German in 1979, with additional studies in French and English. He has been with the U.K. operation for 15 years and is currently responsible for the ALPNET U.K. - South operation as well as the operations in Ireland and Spain. Mr. King speaks English and German.

     GERALDINE LIM, 44. Director of ALPNET Asia. Ms. Lim was born in Singapore and attended both Chinese and English schools in developing her language skills. Her professional career started in the travel industry in the Far East. In the Singapore Foreign Service, she headed the Consular and Administrative Departments of the Singapore Commission in Hong Kong. Thereafter, she was a freelance journalist. She is currently responsible for ALPNET's Asian operations in Singapore, Korea, China, Japan, and Thailand. Ms. Lim is fluent in Chinese and English.

     DAVID J. MARSHALL, 36. International Finance Director and Country Manager of ALPNET U.K. - Regions. Mr. Marshall graduated with a degree in French and German from the University of Durham in 1984. He qualified as a Chartered Accountant with Arthur Andersen & Co. before joining ALPNET in 1988. Mr. Marshall has operational responsibility over several of the U.K. offices, France, Belgium and the Netherlands, and also has responsibility for accounting and finance matters internationally. Mr. Marshall is fluent in English, French and German.

     DR. FRANCOIS MASSION, 43. Country Manager of ALPNET Germany. Dr. Massion graduated as a translator from the University of Mayence. He obtained his Doctorate at Erlangen University. He worked in Germany for 11 years for a large Munich bank, for Erlangen University, and for a large manufacturing company before joining ALPNET in 1989. Dr. Massion is fluent in French, German and English.

     PAULA B. SHANNON, 38. International Director IT Services. Ms. Shannon graduated as a faculty scholar from McGill University, Montreal, Canada with a B.A. in Russian and German and a minor in Linguistics. Prior to joining ALPNET in 1996, she served in a series of key positions with Berlitz International in both the U.S. and in Canada. Ms. Shannon is fluent in English, French and Dutch and functional in German, Spanish and Russian.

     ROBERT H. STANLEY, 50. Commercial Director of ALPNET U.K. Mr. Stanley is an honors graduate of London and Rome Universities in modern languages and phoenetics, and joined the Company in 1970 following a brief career in journalism. Having been involved in several ALPNET offices in the U.K., Europe and the U.S. in various capacities, he is currently responsible for new business development and overseeing major U.K. client accounts. Mr. Stanley is fluent in English, French, Italian and Spanish, and also speaks some German and Portuguese.

     D. KERRY STUBBS, 43. Chief Financial Officer, Treasurer, and Secretary. Mr. Stubbs joined the Company in November 1993 as Vice President Finance. He has been Chief Financial Officer and Treasurer since June 1994 and Secretary since February 1995. His responsibilities include coordinating the international accounting, finance and taxation functions of the Company. A Certified Public Accountant, he practiced with Ernst & Young for 13 years prior to joining the Company.

     DANIEL D. VINCENT, 43. Country Manager of ALPNET Canada. Mr. Vincent is a Certified Management Accountant (Canada) and holds an M.B.A. degree from Concordia University and a Bachelor of Business Administration with Honors from Bishops University. Mr. Vincent has been managing the Canadian operation since 1987 and the Company's global information and communications technologies since 1997. Previously, Mr. Vincent spent three years as Vice President of Finance and Administration at Comp-U-Card Canada, a large telemarketing service, and six years as Corporate Controller/Treasurer for a subsidiary of RCA. Mr. Vincent is fluent in French and English.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of persons serving in the position of President of the Company during 1997, and the other most highly compensated executive officers (named executives) of the Company, whose total annual salary and bonus exceeded $100,000 in 1997.

                          SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------
                                                                               Long-Term Compensation

                                              Annual Compensation                     Awards          Payouts

                                                                    Other
                                                                   Annual     Restricted  Securities           All other
                                                                   Compen-      Stock     Underlying    LTIP    Compen-
Name and                                       Salary  Bonus/(1)/ sation/(2)/  Award(s)    Options    Payouts  sation/(3)/
Principal Position                       Year    ($)      ($)        ($)         ($)         (#)        ($)       ($)
--------------------------------------------------------------------------------------------------------------------------
Thomas F. Seal                           1997  105,420       0      8,300         0              0       0      102,891
President and Chief Executive Officer    1996  134,000   7,000     14,275         0              0       0       31,278
        (through August 1997)            1995  124,000  17,000     10,800         0        750,000       0       25,943

Jaap van der Meer                        1997  100,669       0          0         0              0       0            0
President (August-December 1997)         1996  115,800   6,000      1,000         0              0       0            0
Vice President Sales and Marketing
        (through August 1997)

John W. Wittwer                          1997  137,100      0         300         0        100,000       0            0
Executive Vice President                 1996  125,500  4,700       2,200         0              0       0            0
                                         1995  120,500  7,000       1,800         0        250,000       0            0

------------------



(1) The amounts shown represent what was earned in the respective years. Certain of these amounts were paid in subsequent years.

(2) Represents directors' fees earned and the Company's contributions to retirement plans for the respective years, and, for Mr. Seal, $8,000, $12,000 and $9,000 cost of living payments due to increased foreign living expenses in 1997, 1996 and 1995, respectively.

(3)  Represents payments made to or for the benefit of the named executive for
     (i) foreign housing and utilities ($18,318 in 1997, $25,687 in 1996, and $19,647 in 1995), (ii) certain other specific foreign-location items ($4,302 in 1997, $5,591 in 1996, and $6,296 in 1995), and (iii) for 1997,
     $80,271 of costs paid or accrued related to Mr. Seal's resignation as President in August 1997. The Company's Board of Directors has also agreed to reimburse Mr. Seal for foreign income tax costs, if any, which are incurred in excess of what would have been paid by him absent the foreign assignment. No such amounts have been paid for any of the years presented.

(4) Certain of the amounts presented above were paid in foreign currencies and were converted into U.S. dollars at the foreign currency exchange rates prevailing during the respective periods.


                             OPTION GRANTS IN 1997


The following table sets forth certain information concerning options to purchase Common Stock granted during 1997 to the executives named in the Summary Compensation Table.

                               INDIVIDUAL GRANTS

--------------------------------------------------------------------------------------------------
                         Number       % of Total
                     of Securities      Options
                       Underlying       Granted
                        Options      to Employees     Exercise        Expiration        Grant Date
  Name               Granted (#)/(1)/   in 1997    Price ($/Sh)/(2)/      Date           Value($)
--------------------------------------------------------------------------------------------------
  Thomas F. Seal              0           N/A            N/A               N/A                N/A

  Jaap van der Meer           0           N/A            N/A               N/A                N/A

  John W. Wittwer       100,000          8.5%           1.13       September 1, 2000       62,625

-----------------------

  (1) All options granted and reported in this table have been granted under the terms of the 1996 Executive Stock Option Plan as described in the section "Compensation Pursuant to Plans" elsewhere in this Proxy Statement.

  (2) Exercise price was equal to the fair market value on the date of grant, determined by calculating the average of high and low prices of Common Stock as reported by the Nasdaq Stock Market.



                      AGGREGATED OPTION EXERCISES IN 1997
                      AND DECEMBER 31, 1997 OPTION VALUES

     The following table sets forth certain information concerning the exercise in 1997 of options to purchase Common Stock by the Executives named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at December 31, 1997.

                                                        Number of                       Value of
                                                   Securities Underlying               Unexercised
                        Shares                          Unexercised                   In-the-Money
                       Acquired       Value             Options at                     Options at
                     on Exercise   Realized/(1)/        12/31/97 (#)                 12/31/97($)/(2)/
Name                     (#)           ($)       Exercisable/Unexercisable      Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------
Thomas F. Seal            0             0               0 / 250,000                   0 / 390,750

Jaap van der Meer         0             0               0 / 400,000                   0 / 587,700

John W. Wittwer           0             0               0 / 350,000                   0 / 413,217

-----------

(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the closing price of Common Stock as reported by the Nasdaq Stock Market for the exercise date) over the relevant exercise price.

(2) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option. The value is calculated based on the aggregate amount of the excess of the closing price of Common Stock as reported by the Nasdaq Stock Market for December 31, 1997 ($2.06) over the relevant exercise prices.

                              EMPLOYMENT CONTRACT

     The Company and Mr. Van der Meer entered into an employment contract when Mr. Van der Meer joined the Company in September 1995. The contract had an initial term of one year, but remains in effect for successive one-year periods unless otherwise terminated by either party.

     The contract provides for compensation in the form of a monthly salary, set by the Company's Board of Directors annually, and the grant of certain stock options, which grants were made in 1995. The 1995 stock option grants were for
(i) the purchase of 500,000 shares of Common Stock at an exercise price of $.34 per share, which option was exercised in May 1996; and (ii) the purchase of 750,000 shares of Common Stock at exercise prices ranging from $.50 to $1.10 per share, which options were exercisable beginning June 1998 through June 2000. In 1997, Mr. Van der Meer relinquished options for the purchase of 350,000 shares of Common Stock. Upon termination for any reason other than cause, Mr. Van der Meer is entitled to receive termination compensation equal to six months of salary.


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board of Directors concerning the overall compensation for the Company's officers and other key executives, including the named executives. The Committee also oversees the granting of stock options to all executives and employees of the Company.

The Company seeks to compensate executives at competitive levels, considering the overall size and growth rate of the Company, the complexity of the Company's operations (especially as it relates to its international operations), the Company's general financial performance (with a primary focus on levels of profitability), and each executive's individual contribution to meeting the Company's goals and objectives. The Company does not set specific, identified financial benchmarks to use in determining base salaries or other compensation of its executives. The Company's compensation is designed to attract and maintain highly qualified executives.

The primary components of executive compensation are base salary, related fringe benefits such as insurance plan participation (on substantially the same terms as available to all other employees), and stock option grants. The Company discontinued its granting of incentive cash bonuses in 1997 and thus bonuses were not part of the compensation for any executive in 1997.

Base Salary. Each executive receives a base salary, denominated in the local currency of the country in which the executive resides. The base salaries for 1997 were approved by the Board of Directors in a meeting in November 1996. Mr. Van der Meer, the Company's president, did not receive an increase in base salary, or any other compensation adjustments, at the time of his appointment as President in August 1997. Base salary adjustments for the Company's executive officers for the year 1997 consisted of increases in the range of 5.2% to 9.2% as compared to 1996. These increases were determined based on the subjective collective judgements of the Compensation Committee members, using the factors discussed above as guidelines.

Stock Option Grants. A significant component of each executive's total compensation consists of the receipt of stock options. One purpose of the granting of stock options is to reward individual performance that increases long-term shareholder value. Certain of the Company's executives, including all of the named executives, were granted options in 1995, which options are currently covered by the Company's 1996 Executive Stock Option Plan and have vesting dates ranging from June 1998 through June 2000. Grants of options and the relinquishment of options during the year 1997 by the named executives are discussed in the section titled "Compensation Pursuant to Plans" in this Proxy Statement. During 1997, no option grants were made to Mr. Van der Meer.

From January 1997 to May 1997, the Compensation Committee consisted of Michael
F. Eichner and Thomas F. Seal. From May 1997 to November 1997, the committee consisted of Michael F. Eichner and James R. Morgan. From November 1997 to December 1997, the committee consisted of Michael F. Eichner, James R. Morgan and Donald N. Reeves. All final decisions of the Compensation Committee were approved unanimously by the committee and subsequently ratified by the Board of Directors.


                                      Compensation Committee

                                      Michael F. Eichner
                                      James R. Morgan
                                      Donald N. Reeves

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Quantum MicroCap Benchmark. This graph assumes that $100 was invested on December 31, 1992 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, and the Quantum MicroCap Benchmark.

     The Quantum MicroCap Benchmark was chosen because there is no published industry index for the industry in which the Company operates nor are there any public companies in the Company's industry from which to make a selection of peer issuers. The Quantum MicroCap Benchmark is an index of approximately 4,000 companies with an average market capitalization of approximately $80,000,000.


                         COMPARISON OF STOCK PRICES FOR
                 ALPNET, INC., THE NASDAQ STOCK MARKET (U.S.),
                         AND QUANTUM MICROCAP BENCHMARK


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH

                                               Quantum
                                               MicroCap
                    ALPNET, Inc.    NASDAQ     Benchmark
                    ------------    ------     ---------

          1992          100           100         100
          1993          240           115         121
          1994           90           112         114
          1995          580           159         153
          1996          510           195         179
          1997          660           240         223


     There can be no assurance about the Company's stock performance in future periods. The Company does not make nor does it endorse any predictions as to the future stock price performance.

     The immediately preceding sections entitled "Compensation Committee Report on Executive Compensation" and "Stock Price Performance Graph" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission, may not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made with the Commission by the Company.

                        COMPENSATION PURSUANT TO PLANS


Incentive Stock Option Plan
---------------------------

     As of December 31, 1997, 136,577 shares were reserved for issuance under the 1981 Incentive Stock Option Plan (the "1981 Plan"). As of December 31, 1997, an aggregate of 47,677 shares of Common Stock had been issued upon exercise of options granted under the 1981 Plan, and no options were outstanding. The 1981 Plan has been dormant for several years and was terminated in February 1998.

1983 Non-Statutory Stock Option Plan
------------------------------------

     The Company originally reserved 800,000 shares of Common Stock for issuance under its 1983 Non-Statutory Stock Option Plan, as amended (the "1983 Plan"). The 1983 Plan is administered by the Board of Directors (with recommendations from the Compensation Committee), which selects the optionees and determines:
(i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price; and (iv) the duration of the option, which cannot exceed ten years from the date of the grant. The options granted pursuant to the Company's 1983 Plan are reserved for issuance to key employees, executive officers, directors and independent contractors of the Company and its subsidiaries. Generally, the options expire if employment is terminated and are non-transferable except by will or the laws of descent and distribution as to accrued or vested portions. In 1988, the initial term of the 1983 Plan expired. The Board of Directors has extended the term of the 1983 Plan to 2008.

     The Board of Directors may also grant stock appreciation rights ("SAR's") in connection with specific options granted under the 1983 Plan. Each SAR entitles the holder to either cash (in an amount equal to the excess of the fair market value of a share of the Company's Common Stock over the option price of the related option) or Common Stock (with the number of shares issued being determined by dividing the SAR's cash value by the fair market value of a share on the SAR exercise date). SAR's may be granted at the same time options under the 1983 Plan are granted and to holders of previously granted options. No SAR's have been granted under the 1983 Plan.

     In August 1989, the shareholders of the Company approved a reallocation of 263,423 of the shares originally reserved under the Company's 1981 Plan as additional shares reserved for issuance under the 1983 Plan. Accordingly, the number of shares reserved for issuance under the 1983 Plan at December 31, 1997 was 1,063,423. In February 1998, the Board of Directors approved a reallocation of 88,900 additional shares originally reserved under the 1981 Plan as additional shares reserved for issuance under the 1983 Plan, increasing the total number of shares reserved for issuance under the 1983 Plan to 1,152,323.

     At December 31, 1997, 196,931 shares of Common Stock had been issued upon exercise of options granted under the 1983 Plan, and options to purchase an aggregate of 832,300 shares of the Company's Common Stock (net of exercises and cancellations) were outstanding under the 1983 Plan. Based on 1,152,323 shares currently reserved for issuance and 1,029,231 shares issued or issuable upon exercise of options granted under the 1983 Plan, options for an additional 123,092 shares could be granted in the future, under terms of the Plan.

1996 Executive Stock Option Plan
--------------------------------

    In August 1995, the Board of Directors approved the grant of stock options to nine members of management, including a new vice president of the Company. Options to purchase 750,000 shares of Common Stock were granted to both Thomas
F. Seal and Jaap van der Meer (with vesting dates of June 1, 1998, 1999 and
2000) and options to purchase 250,000 shares of Common Stock were granted to John W. Wittwer (with vesting dates of June 1, 1998, 1999 and 2000). Exercise prices ranged from $.50 per share to $1.10 per share. In total, options to purchase 2,950,000 shares of restricted Common Stock were granted. In 1996, the Company's shareholders approved an executive stock option plan (the "1996 Plan") to encompass these stock options and permit registration of the stock set aside for issuance with the Securities and Exchange Commission, which registration was completed during 1996.

     The 1996 Plan provides for no additional grants of options unless some of the previously granted options are forfeited or terminated. During 1997, Mr. Seal relinquished options to purchase 500,000 shares of Common Stock and Mr. Van der Meer relinquished options to purchase 350,000 shares of Common Stock. Along with grants to other executives and directors, Mr. Wittwer was granted an option to acquire an additional 100,000 shares of Common Stock at an exercise price of $1.13 per share, with vesting dates of June 1, 1999 and 2000. As of December 31, 1997, outstanding options under the 1996 Plan have the following terms and conditions: 983,333 optioned shares vest on June 1, 1998 and are exercisable at $.50 per share; 853,333 optioned shares vest on June 1, 1999 and are exercisable at $.75 to $1.44 per share; and 878,334 optioned shares vest on June 1, 2000 and are exercisable at $1.10 to $1.44 per share.

     All unexercised options expire on September 1, 2000 or when the employee (or director) terminates employment with the Company, if sooner. All existing options (for the purchase of approximately 450,000 shares of unrestricted Common Stock) previously granted to members of management participating in the new grants, were voluntarily forfeited. Thomas F. Seal forfeited options to purchase 93,489 shares of Common Stock and John W. Wittwer forfeited options to purchase 102,000 shares of Common Stock.

Profit Sharing 401(k) Plan
--------------------------

     In January 1986, the Company adopted a contributory profit sharing plan ("Plan") which is designed to meet the requirements for qualification under
Section 401(k) of the Internal Revenue Code. The adoption of the Plan was approved by the Board of Directors in November 1985. Under the provisions of the Plan, covered U.S. employees may elect a salary reduction and have amounts equal to the reduction of salary contributed to the Plan for their benefit, which contribution is excluded from the employees' taxable income. The Company has discretionary authority to make additional contributions to the Plan for the benefit of employees. The total of the Company's deductible annual contribution may not exceed 20% of the employee's annual compensation, reduced by such employee's elective deferral of compensation, which may not exceed $10,000 per annum. Company contributions to the Plan were $10,450, $4,700 and $3,900 in 1997, 1996 and 1995, respectively, of which a total of $600 was for the benefit of Messrs. Seal and Wittwer.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1995, the Company issued 581,818 shares of restricted Common Stock to Jaap van der Meer for net proceeds of approximately $194,000. In conjunction with this transaction, the Company granted Mr. Van der Meer an option to acquire another 500,000 shares of restricted Common Stock at the same exercise price of $.34 per share, which option was exercised in 1996. The price per share for both of these transactions was based upon the average of high and low prices of Common Stock as reported by The Nasdaq Stock Market on the day the Board of Directors approved the transactions.

     Reference is made to the section, "Compensation Pursuant to Plans" under the heading "1996 Executive Stock Option Plan" for information related to options granted to certain officers and directors.

     As of December 31, 1997, the Company has a $44,700 unsecured promissory note receivable, bearing interest at prime plus 3%, from John W. Wittwer. The note balance was $56,600 at December 31, 1996.

             LITIGATION INVOLVING EXECUTIVE OFFICERS AND DIRECTORS

     During the past five years, no executive officer or director of the Company has been, nor is presently, involved in any litigation material to such executive officer's or director's ability to serve as such or as to his integrity.


                     RATIFICATION OF SELECTION OF AUDITORS
                     -------------------------------------
                               (Proposal No. 2)
                               ----------------

     Subject to ratification by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as auditors of the financial records of the Company and its subsidiaries for the fiscal year ending December 31, 1998. The accounting firm of Ernst & Young LLP, and its predecessors, has been the independent auditor of the Company since 1983.

     One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

     The selection of Ernst & Young LLP will be submitted for ratification by the shareholders at the annual meeting. The Board of Directors recommends a vote "FOR" ratification of the selection.

               PROPOSAL TO INCREASE SHARES RESERVED FOR ISSUANCE
               -------------------------------------------------
                            UNDER STOCK OPTION PLAN
                            -----------------------
                               (Proposal No. 3)
                               ----------------

     The Board of Directors has approved and proposes an increase of 1,000,000 shares of the Company's Common Stock to be set aside for and be issuable under the Company's 1983 Stock Option Plan.

     Currently, only 123,092 shares are available for option grants under the 1983 plan. The approval of this proposal would increase the number of shares reserved for issuance under this plan to 1,123,092. The primary purpose of this proposal is to afford an incentive to employees of the Company and to enable the Company to retain employees, thereby promoting the interests of the Company and all its shareholders.

     The Board of Directors recommends a vote "FOR" the increase in the number of shares set aside for issuance under the Company's 1983 Stock Option Plan.


                          VOTE NECESSARY FOR APPROVAL
                          ---------------------------

     A majority of the outstanding shares of Common Stock and Common Stock equivalents of the Company represented at the annual meeting shall constitute a quorum of the shareholders. Each matter to be voted upon at the annual meeting for which this proxy statement is provided will be approved and adopted if at least a majority of all outstanding shares of Common Stock and Common Stock equivalents of the Company voted at the meeting are cast in favor of such approval and adoption.


                             SHAREHOLDER PROPOSALS
                             ---------------------

     Any shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company by December 1, 1998 to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                 OTHER MATTERS
                                 -------------

     Neither the Company nor any of the persons named as proxies know of matters other than those stated above to be presented and voted on at the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment on such matters.



                                 ANNUAL REPORT
                                 -------------

     The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1997 includes the Company's Annual Report on Form 10-K and has been mailed with this proxy statement to shareholders of record as of March 13, 1998, but it is not deemed a part of the proxy soliciting materials.

                             FINANCIAL STATEMENTS
                             --------------------

     Financial statements for the Company and its subsidiaries are included in the Annual Report on Form 10-K for the Year 1997, which is being furnished to all shareholders along with this Proxy Statement.

     EXHIBITS TO THE FORM 10-K WILL BE FURNISHED ONLY UPON SPECIFIC REQUEST AND UPON PAYMENT OF A FEE REPRESENTING THE EXPENSES OF FURNISHING ANY SUCH EXHIBITS.


                                              By Order of the Board of Directors



                                                                 D. Kerry Stubbs
                                                                       Secretary
Salt Lake City, Utah
March 30, 1998

                         PROXY FOR 1998 ANNUAL MEETING
                              OF SHAREHOLDERS OF
                                 ALPNET, INC.

                     4460 South Highland Drive, Suite #100
                       Salt Lake City, Utah  84124-3543

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          -----------------------------------------------------------

The undersigned hereby appoints James R. Morgan and John W. Wittwer, and each of them, as proxies of the undersigned, with full power of substitution and revocation to each of them, for and in the name of the undersigned to vote all shares of Common Stock of ALPNET, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on May 20, 1998, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below, and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" 1, 2 AND 3.

1.   ELECTION OF DIRECTORS
     ---------------------

     [_]  FOR all nominees listed below    [_]  WITHHOLD AUTHORITY
          (except as marked to the              to vote for all nominees
          contrary below)                       listed below

     [INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.]

           Michael F. Eichner, John W. Wittwer, Jaap van der Meer, James R. Morgan, Donald N. Reeves, Jacqueline M. Simkin,
                               Herwig M. Langohr

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP  AS INDEPENDENT
     -----------------------------------------------------------------------
     AUDITORS OF THE COMPANY.
     -----------------------

     [_]  FOR                  [_]  AGAINST                 [_]  ABSTAIN

3.   PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE
     -------------------------------------------------------------------------
     COMPANY'S STOCK OPTION PLAN BY 1,000,000 SHARES
     -----------------------------------------------

     [_]  FOR                  [_]  AGAINST                 [_]  ABSTAIN


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND OTHERWISE IN THE DISCRETION OF ANY OF THE PROXIES.


                                       Please sign exactly as your name appears on the label to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                       -----------------------------------
                                       Stockholder Signature


DATED this ___ day of _________ 1998.  -----------------------------------
PLEASE VOTE, SIGN, DATE, AND RETURN    Stockholder Signature (Joint
THIS PROXY USING THE ENCLOSED          Signature if Applicable)
ENVELOPE.